UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 11, 2021

Quest Diagnostics Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Plaza Drive
Secaucus, NJ	07094
(Address of principal executive offices)	(Zip Code)

(973) 520-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	DGX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

On March 11, 2021, Quest Diagnostics Incorporated (the “Company”) will host an Investor Day at which management will present on, among other things, the Company’s strategy and plans to drive shareholder value and its views on the industry. In connection with Investor Day, the Company issued a press release on March 11, 2021 in which it described, among other things, the following:

•	The Company’s long-term outlook:
◦	Although COVID-19 testing will continue in 2022 as the Company moves from primarily clinical uses to increased testing in support of “Return-to-Life” activities, COVID-19 testing revenues are expected to step down meaningfully in 2022.
◦	Base business revenues (which excludes COVID-19 testing) are expected to fully recover by the end of 2021.
◦	Expected compound annual growth rate (“CAGR”) from 2022 - 24 for revenues in its base business is expected to be 4-5% and adjusted diluted earnings per share (“EPS”) is expected to be 7-9% for the total Company.
•	The Company’s perspective on COVID-19 testing and strategic initiatives underway to accelerate the Company’s growth, including:
◦	Taking advantage of expanded access to 90% of commercially insured lives across the U.S.
◦	Strengthening the company’s relationships with hospital health systems
◦	Increasing market share in advanced diagnostics through innovation
◦	Building on the company’s growth in consumer testing
◦	Supporting return to work, school and life activities with COVID-19 testing
◦	Delivering more than a 2% revenue CAGR on the base business through strategically aligned accretive acquisitions
•	The Company’s strategy to drive operational excellence and continue to generate savings of approximately 3% per year.
•	The Company’s capital deployment strategy, including its focus on returning a majority of free cash flow to shareholders through share repurchases and dividends. In the first half of 2021 the Company plans to repurchase $900 million of its common stock.

In 2020 and 2021, the Company plans to invest an additional combined $75 million into the business for growth, with most of the investment occurring in 2021.

The Company’s outlook for the first half of 2021 remains unchanged: net revenues are expected to be between $4.85 billion and $5.15 billion; reported diluted EPS is expected to be between $5.07 and $6.07; adjusted diluted EPS is expected to be between $5.90 and $6.90; cash provided by operations is expected to be at least $800 million; and capital expenditures are expected to be approximately $200 million.

A copy of the press release and related conference call slides used by members of management of the Company are furnished as Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5 to this Current Report on Form 8-K and are incorporated into this Item 7.01 of this Current Report on Form 8-K by reference.

The information in the preceding paragraphs, as well as Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference into another filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) if such subsequent filing specifically references this Current Report on Form 8-K.

The statements in the following presentations which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

The Company continues to believe that the impact of the COVID-19 pandemic on future operating results, cash flows and/or its financial condition will be primarily driven by: the pandemic’s severity and duration; healthcare insurer, government and client payer reimbursement rates for COVID-19 molecular tests; the pandemic’s impact on the U.S. healthcare system and the U.S. economy; and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic which are drivers beyond the Company’s knowledge and control.

Item 9.01. Financial Statements and Exhibits

d.	Exhibit
99.1 Press release of the Company, dated March 11, 2021.
99.2 Investor Day Presentation (Rusckowski)
99.3 Investor Day Presentation (Davis)
99.4 Investor Day Presentation (Doherty)
99.5 Investor Day Presentation (Guinan)
104 The cover page from this current report on Form 8-K, formatted in Inline XBRL.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 11, 2021

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy, Jr.
William J. O’Shaughnessy, Jr.
Deputy General Counsel and
Corporate Secretary